Exhibit 5.2

July 2, 2014

AmSurg Corp.

20 Burton Hills Boulevard

Nashville, Tennessee 37215

Re:	Sale of up to 1,725,000 shares of Mandatory Convertible Preferred Stock of AmSurg Corp.

Ladies and Gentlemen:

We have acted as counsel for AmSurg Corp., a Tennessee corporation (the “Company”), in connection with the offering of shares of 5.250% mandatory convertible preferred stock, no par value per share (“Mandatory Convertible Preferred Stock”), by the Company pursuant to the Underwriting Agreement, dated June 26, 2014 (the “Underwriting Agreement”), between the Company and Citigroup Global Markets Inc., as the representative of the several underwriters named in Schedule II thereto (the “Underwriters”). The Underwriting Agreement provides for the purchase by the Underwriters of up to 1,725,000 shares of the Company’s 5.250% Mandatory Convertible Preferred Stock from the Company (the “Mandatory Convertible Preferred Shares”). The Mandatory Convertible Preferred Shares are to be offered and sold by the Company pursuant to a prospectus supplement dated June 26, 2014 (the “Prospectus Supplement”), and the accompanying base prospectus dated June 23, 2014 (the “Base Prospectus” and collectively with the Prospectus Supplement, the “Prospectus”), that form part of the Company’s registration statement on Form S-3, as amended (File No. 333-196966) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Pursuant to the Articles of Amendment, dated July 1, 2014 and filed with the Secretary of State of the State of Tennessee (the “Articles of Amendment”), the Mandatory Convertible Preferred Shares are convertible into shares of the common stock of the Company, no par value per share (the “Conversion Shares”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	The Registration Statement and the exhibits thereto and the Base Prospectus and Prospectus Supplement included therein;

2.	Such corporate documents and records of the Company, including the Company’s Second Amended and Restated Charter, as amended, including the Articles of Amendment, and the Company’s Second Amended and Restated Bylaws, as amended,

3.	A certificate from Tennessee’s Secretary of State as to the good standing of the Company, dated as of a recent date;

4.	Resolutions adopted by the Board of Directors of the Company and a duly authorized pricing committee thereof relating to, among other matters, the authorization of the sale, issuance and registration of the Mandatory Convertible Preferred Shares and performance by the Company of the Underwriting Agreement (collectively, the “Resolutions”), certified as of the date hereof by an officer of the Company;

5.	A certificate of officers of the Company with respect to certain factual matters, dated as of the date hereof; and

6.	Such other documents as we have deemed necessary or appropriate for purposes of this opinion, subject to the assumptions, limitations and qualifications stated herein.

In all such examinations, we have assumed the genuineness of signatures on the Documents and the conformity to such Documents of all copies submitted to us as certified, facsimile, conformed, digitally scanned or photostatic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and public officials.

150 Third Avenue South, Suite 2800

Nashville, TN 37201

AmSurg Corp.

July 2, 2014

This opinion is limited in all respects to the laws of the State of Tennessee and the federal laws of the United States of America, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The issuance of the Mandatory Convertible Preferred Shares has been duly authorized and, when and to the extent issued against payment therefor in accordance with the Registration Statement, the Underwriting Agreement, the Prospectus Supplement and the Resolutions, the Mandatory Convertible Preferred Shares will be validly issued, fully paid and nonassessable.

2.	When issued and delivered in the manner provided in the Articles of Amendment, the Conversion Shares issuable upon the conversion of the Mandatory Convertible Preferred Shares will be duly authorized and validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the current report on Form 8-K filed by the Company on July 2, 2014, which is incorporated by reference into the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement dated June 26, 2014. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Bass, Berry & Sims PLC